Exhibit 99.1
FOR RELEASE:		August 10, 2010

Contact:	Doug Glenn
Executive Vice President, General Counsel
And Chief Operating Officer
757-217-3634

HAMPTON ROADS BANKSHARES TO ESTABLISH VALUATION ALLOWANCE AGAINST DEFERRED TAX ASSET

Will Restate Financial Statements For Fiscal Year Ended
December 31, 2009 and Fiscal Quarter Ended March 31, 2010

NORFOLK, VIRGINIA (August 10, 2010) – Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) (the “Company”) announced today that the Company will establish a valuation allowance against the deferred tax asset on its balance sheet as of December 31, 2009.  This will result in the restatement of its financial statements for the fiscal year ended December 31, 2009 and the fiscal quarter ended March 31, 2010 (the “Restatements”).  Previously issued financial statements for these periods can no longer be relied upon.  The Company’s recapitalization plan remains on track and is not expected to be affected by the Restatements.

Management, the Audit Committee and the Board of Directors of the Company have determined that they should provide for an additional valuation allowance of approximately $56.0 million against the Company’s deferred tax asset for the year ended December 31, 2009 and $14.3 million for the quarter ended March 31, 2010.  This will result in an increase in the Company’s losses by approximately $56.0 million for the year ended December 31, 2009 and $14.3 million for the quarter ended March 31, 2010.  The establishment of an additional allowance does not affect the Company’s cash or liquidity in any way.

The deferred tax asset represents timing differences in the recognition of certain tax benefits for accounting and tax purposes, including the expected value of its future income tax savings when the Company offsets its expected future taxable income with the carry forward of its net operating losses.  The Company decided to establish a valuation allowance against the deferred tax asset in part because it is uncertain when it will realize this asset.  In the future, the Company may be able to reverse some or all of the valuation allowance upon a determination that it is more likely than not that it will be able to realize the deferred tax asset.  After the Company returns to profitability as it expects, the valuation allowance may be reduced, which would result in future income.

As the Company has stated, it is currently pursuing strategies to improve its financial condition and performance and strengthen its balance sheet.  The Company fully expects that it will be able to utilize a significant portion of its deferred tax asset affected by the valuation allowance after these strategies have been implemented and the Company has returned to profitability.

“Although it is a matter of judgment, we believe that it is appropriate to reflect this valuation allowance in the Company’s financial statements as we proceed toward a recapitalization,” said John A.B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the potential success of the Company’s recovery plans, strategies to improve its financial condition and performance and to strengthen its balance sheet, the Company’s expected return to profitability and its future ability to reduce a portion of the valuation allowance being established against and utilize a significant portion of the deferred tax asset affected by the Restatements.  There can be no assurances that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to: (1) our ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) risks associated with concentrations in real estate related loans; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity; (5) market interest rate volatility; (6) stability of funding sources and continued availability of borrowings; (7) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of our written agreement entered into with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions; and (8) changes in accounting standards and interpretations.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings with the SEC.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.